Exhibit 10.110

SEVERANCE AGREEMENT AND RELEASE OF ALL CLAIMS

AGREEMENT dated as of July 1, 2005, between William G. Cornely (“Cornely”) and Glimcher Realty Trust, its affiliated and subsidiary entities, and its shareholders, directors, officers, agents, employees, successors and assigns (collectively, “Glimcher”). The Effective Date of this Agreement is the day on which it ceases to be revocable, as described in Paragraph 15, below.

WHEREAS, Cornely is terminating his employment with Glimcher;

WHEREAS, Cornely and Glimcher previously entered into an Employment Agreement with Glimcher (the “Employment Agreement”), which, in part, governed the terms and conditions of Cornely’s compensation upon departure from Glimcher;

WHEREAS, Cornely and Glimcher have disputed their respective rights and obligations toward one another concerning the terms and conditions of Cornely’s compensation upon departure from Glimcher and desire to mutually and finally resolve their dispute in order to avoid the inconvenience and expense of further controversy and for no other reason;

WHEREAS, Cornely and Glimcher desire to set forth their mutual agreement concerning the terms and conditions of Cornely’s departure from his employment, including the exact nature and the amount of compensation to be provided to Cornely and any other rights of Glimcher and Cornely following Cornely’s separation from Glimcher;

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, and subject to the conditions set forth herein, the parties hereto acknowledge and agree as follows:

1.	Termination Date. Cornely’s employment with Glimcher shall terminate effective June 30, 2005 (the “Termination Date”).

2.
Compensation Pursuant to Existing Employment Agreement.  Subject to Paragraph 4 below, Glimcher shall pay Cornely a lump sum of $481,852.80 (excluding fringe benefits and other compensation), minus any income taxes or other amounts required by law to be withheld therefrom as calculated and withheld as of the Termination Date or, if later, on the date distributed from the Rabbi Trust described in Paragraph 4 below. There shall be no mitigation or offset against such payments to Mr. Cornely, regardless of whether Mr. Cornely obtains other employment or other sources of income prior to or after the Termination Date. Although Glimcher and Cornely have disputed the amount Cornely is entitled to under the Employment Agreement, the parties acknowledge that the payment described in this Paragraph satisfies any obligation Glimcher may have to Cornely as contained in the parties’ existing Employment Agreement.

3.
Additional Consideration.  In addition to the payment described in Paragraph 2 above, and as additional consideration for the promises contained herein, subject to Paragraph 4 below, Glimcher shall pay to Cornely a lump sum of $818,147.20, minus any income taxes or other amounts required by law to be withheld therefrom as calculated and withheld as of the Termination Date or, if later, on the date distributed from the Rabbi Trust described in Paragraph 4 below.

4.
Rabbi Trust.  Notwithstanding the provisions of Paragraph 2 and Paragraph 3 above, the parties acknowledge that Mr. Cornely has asserted that Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) may apply to the payment(s) set forth in Paragraph 2 and/or Paragraph 3 (the “Payment”), and that as a result, and at Mr. Cornely’s request, Glimcher will deposit the Payment into a grantor “rabbi” trust established within ten (10) days after this Agreement ceases to be revocable (as defined in paragraph 15) (the “Rabbi Trust”). Said trust shall be between Glimcher and an institutional trustee mutually acceptable to Glimcher and Cornely. Cornely has requested, and Glimcher agrees, that either Charles Schwab & Co., Inc., or Huntington National Bank may serve as the institutional trustee and that (i) upon information and belief, each of these identified trusteees will be willing to serve as trustee of the Rabbi Trust, and (ii) each of these trustees is acceptable to Cornely. Upon the establishment of the Rabbi Trust, Cornely will specify the investment of the Rabbi Trust’s assets. The amounts then credited to the Rabbi Trust shall be paid by the trustee of the Rabbi Trust to Cornely on January 17, 2006 (the “Payment Date”). However, in the event that Mr. Cornely (or, in the event of his death, Mr. Cornely’s estate) concludes that an earlier distribution is permitted under the provisions of Section 409A, and notifies Glimcher of a desire for an earlier Payment Date pursuant to that conclusion, the trustee shall distribute such payment to Mr. Cornely (or his estate) within ten (10) days of Glimcher’s receipt of such notification. On the Payment Date, the amount then credited to the Rabbi Trust (which may be more or less than the Payment deposited by Glimcher based upon the investment performance of the Rabbi Trust) will be distributed from the Rabbi Trust (minus any income taxes or other amounts required by law to be withheld therefrom) to Cornely.

5.
Medical Benefit Plans.  Cornely may remain a participant in Glimcher’s medical, dental and vision plans in which Cornely is eligible to participate until the Termination Date. Until the Termination Date, the cost for Cornely’s remaining a participant will be shared by Glimcher and Cornely in the same manner and extent as the cost is currently shared between the parties.

6.
COBRA.  As of the Termination Date, Cornely will be entitled to elect continued health care benefits coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), for up to eighteen (18) months beginning on the Termination Date, by completing and returning the required application. If Cornely elects to continue his benefits pursuant to COBRA, he shall do so at his own expense.

7.
Options.  Cornely and Glimcher acknowledge that the payments made in accordance with the foregoing sections of this Agreement satisfy any obligation Glimcher may have to compensate Cornely for any stock options which will lapse as of the Termination Date in accordance with any stock option agreement to which Cornely was a party and any stock option plan in which Cornely was eligible to participate.

8.
Bonuses.  Cornely and Glimcher acknowledge that the payments made in accordance with the foregoing sections of this Agreement satisfy any obligation Glimcher may have to compensate Cornely for any bonuses to which Cornely may have been entitled in accordance with any incentive compensation plan in which he was eligible to participate.

9.
Employee Conduct.  Except as required by law, pursuant to a subpoena or court order, or pursuant to any governmental or law enforcement inquiry or investigation, Cornely will not make public statements or publish or make (under circumstances reasonably likely to result in such statement being published) any statement about Glimcher, or any affiliate of Glimcher or any of its directors, officers, or employees that maligns or disparages the business or reputation of Glimcher or any affiliate thereof. Similarly, except as required by law, pursuant to a subpoena or court order, or pursuant to any governmental or law enforcement inquiry or investigation, Glimcher agrees that neither Glimcher nor any of its officers, directors, or employees will make any public statements or publish or make (under circumstances reasonably likely to result in such statement being published) any statement about Cornely that maligns or disparages the business interests or reputation of Cornely. However, the restrictions imposed under this paragraph will not, in any way, preclude Cornely from enforcing his rights under this Agreement.

10.
Confidential, Proprietary Information.  Cornely acknowledges that Cornely has received and had access to Glimcher’s confidential business information, that Glimcher has made substantial investments in the development of such information and that Glimcher would be irreparably harmed by the disclosure to third persons of that information. Accordingly, Cornely will not (other than as required by law, pursuant to a subpoena or court order, or pursuant to any governmental or law enforcement inquiry or investigation) divulge, disclose, reveal, sell or otherwise communicate to any business entity or other person such information or any trade secrets or other confidential or proprietary information Cornely may have obtained during the term of Cornely’s employment with Glimcher concerning any matters affecting or relating to the business of Glimcher, including without limitation any confidential information relating to any of Glimcher’s existing or prospective tenants or real estate purchasers or sellers, lease and other transaction terms, costs, plans, technology, formulas, processes, policies, techniques, trade practices, finances, accounting methods, methods of operations, trade secrets or other data. Cornely acknowledges that he has surrendered and delivered to Glimcher all property of Glimcher, including any and all personal property, computer equipment, electronically stored data, information relating in any way to existing or prospective tenants or real estate purchasers or sellers, manuals, policies, blueprints, operating plans, books, and similar items (including all copies thereof in his possession, but excepting those then in the custody of his legal counsel) that contain information regarding the business of Glimcher. By returning this signed Agreement to Glimcher, Cornely warrants and represents that Cornely has fulfilled his obligations under this Paragraph.

11.
Acknowledgments and Agreements.  Cornely acknowledges and agrees that (a) Cornely freely and voluntarily entered into this Agreement, (b) before entering into this Agreement, Cornely was encouraged to consult an attorney of Cornely’s choice, (c) Cornely had an opportunity and sufficient time to review this Agreement with Cornely’s attorney, (d) Cornely fully understands the terms of this Agreement, and (e) Cornely is receiving consideration in amounts exceeding amounts to which he is already entitled.

12.
Release of All Claims by Cornely.  To induce Glimcher to enter into this Agreement and to perform its obligations hereunder, Cornely hereby promises to not sue and forever releases and discharges Glimcher from any and all charges, claims, demands, actions, causes of action, or suits at law or in equity, of whatsoever kind or nature, whether presently known or unknown, suspected or unsuspected, arising on or before the Termination Date of this Agreement including but not limited to, any and all claims relating to Cornely’s employment with Glimcher or the cessation of Cornely’s employment with Glimcher, whether now known or unknown, including but not limited to claims for discrimination or unequal pay or retaliation under state or federal law, in particular Title VII of the Civil Rights Act, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Corporate and Criminal Fraud Accountability Act of 2002, Title VIII of the Sarbanes-Oxley Act of 2002, Title VII of the Civil Rights Act of 1964, Ohio Revised Code Chapters 4111, 4112 and 4113, claims under the Employee Retirement Income Security Act and the Consolidated Omnibus Budget Reconciliation Act, claims for emotional distress or other damages, claims in tort or contract, claims under any applicable federal, state, or local whistleblower law and any similar federal, state or local statute, and claims for libel, slander, defamation, promissory estoppel and wrongful discharge in violation of public policy. Cornely waives all rights to assert a claim for relief available under any and all such laws, including but not limited to, claims for attorneys’ fees, damages, reinstatement, back pay, or injunctive or other equitable relief. However, the release described in this paragraph will not apply to any claim arising under this Agreement.

Nothing in this Agreement shall be construed as a waiver or release by Cornely of any protection from liability otherwise provided to him by operation of state or federal law or by applicable by-laws, resolutions, or insurance applicable to former officers or executives of Glimcher.

13.
Release of All Claims by Glimcher and Indemnification.  Glimcher hereby promises to not sue and forever releases and discharges Cornely from any and all charges, claims, demands, actions, causes of action, or suits at law or in equity, of whatsoever kind or nature, whether presently known or unknown, suspected or unsuspected, arising on or before the Effective Date of this Agreement including, but not limited to, any and all claims relating to any omissions, acts, or events that have occurred until and including the Effective Date, whether now known or unknown. Glimcher waives all rights to assert a claim for relief available under any law, including but not limited to, claims for attorneys’ fees, damages, or injunctive or other equitable relief. However, the release described in this paragraph will not apply to any claim arising under this Agreement.

14.
Review of Agreement.  Cornely acknowledges that, before entering into this Agreement, Cornely had a twenty-one (21) day period to review and consider it. Cornely further acknowledges that Cornely used as much of the twenty-one (21) day period as Cornely desired before entering into this Agreement.

15.
Revocation.  Cornely may revoke this Agreement within seven (7) days of the date of his execution hereof, in which case this Agreement shall be null and void. Revocation can be made by providing notice to Glimcher no later than the close of business on the seventh (7th) day after the date of Cornely’s execution hereof.

16.
Invalidity of Provision.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. If any provision of this Agreement is held unreasonable, unlawful, or unenforceable in any respect, such provision shall be interpreted, revised, or applied in a manner that renders it lawful and enforceable to the fullest extent possible.

17.
Governing Law and Forum Selection.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Ohio without giving effect to the conflicts of law principles thereof. Any action to enforce this Agreement or in any way relating to this Agreement shall be commenced and maintained in either the state or federal court located in Franklin County, Ohio.

18.
Notice.  Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid:

(a)	if to Cornely, addressed to Cornely at Cornely’s most recent address as provided to Glimcher in writing;

(b)	if to Glimcher, addressed to Glimcher at its principal office; or

(c)	to such other address as any party may have furnished to any other in accordance herewith.

19.
Miscellaneous.  No provision of this Agreement may be modified or discharged unless such modification or discharge is agreed to in writing and signed by Cornely and Glimcher. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party to be charged therewith. No waiver by either party hereto at any time of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions at the same or at any prior or subsequent time.

20.
Entire Agreement; Agreement Supersedes Prior Agreements.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party not expressly set forth in this Agreement. This Agreement supersedes and renders null and void any and all previous agreements executed between Glimcher and Cornely, including but not limited to any previously executed employment agreements. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall not supersede or render null and void the Indemnification Agreement entered into between Glimcher and Cornely on November 11, 2003, and such Indemnification Agreement shall remain in full force and effect. Glimcher also agrees to continue to provide Mr. Cornely with coverage under its existing policy of officers' and directors' liability insurance, and further agrees that he shall continue to have the same coverage as is available to former directors, officers and executives of Glimcher.

21.
Non-Admission.  The parties understand and agree that neither the payment of monies to Cornely nor the agreement to, and carrying out, of any of the terms of this Agreement shall constitute an admission of any violation of any law or breach of any duty by either Cornely or Glimcher, nor does it constitute an admission of any allegation of wrongdoing or illegal conduct on the part of either Cornely or Glimcher. The parties recognize that Cornely and Glimcher are entering into this Agreement order to avoid the expense and inconvenience of further controversy and for no other reason.

22.	Successors. This Agreement shall be binding upon any successor of Glimcher.

23.
Board Approval.  This Agreement shall not be effective unless and until it is approved by the Board of Trustees of Glimcher Realty Trust in accordance with the bylaws and policies governing the operation of the Board of Trustees of Glimcher Realty Trust. Glimcher agrees to present this Agreement to its Board for approval no later than six (6) days after its execution by Mr. Cornely, and further agrees to deliver to Mr. Cornely’s counsel, Jacklyn J. Ford, written notice of the outcome of the Board’s vote on the Agreement by no later than the close of business on the day of that vote by the Board.

IN WITNESS WHEREOF, this Agreement has been executed and entered into by the parties hereto as of the date first written above.

/s/ William G. Cornely William G. Cornely	Glimcher Realty Trust /s/ Michael P. Glimcher Michael P. Glimcher, President & Chief Executive Officer
July 1, 2005 Date	July 5, 2005 Date